Exhibit 99.1

BADGER METER REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Milwaukee, WI, October 17, 2024 - Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

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Total sales of $208.4 million, 12% higher than the prior year’s $186.2 million.
•
Operating profit increased 29% year-over-year, with operating profit margins expanding 260 basis points to a record 19.5%.
•
Diluted earnings per share (EPS) increased 23% to $1.08, up from $0.88 in the comparable prior year quarter.
•
Record cash flow with $45.1 million in net cash provided by operations, which increased 43% year-over-year.
•
Increased annual dividend rate by 26% to $1.36 per share, representing the 32nd consecutive year of dividend growth.

“We were pleased with our third quarter financial performance delivering strong sales growth, record operating profit margins and robust cash flow generation. Sales in the quarter continued to benefit from solid demand for our tailorable water management solutions. Notably, we achieved record operating profit margins of 19.5%, the result of favorable sales mix, price/cost management, strong operating execution and continued selling, engineering and administration (SEA) expense leverage,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “I greatly appreciate the efforts of our employees across the globe in serving our customers.”

Third Quarter Operating Results

Utility water sales increased 14% year-over-year against a difficult prior year comparison reflecting continued solid adoption across the BlueEdge™ suite of solutions by utility customers. This included increased sales of meters, water quality, pressure and other sensors coupled with ORION® communication endpoints and BEACON® Software as a Service (SaaS).

Sales of flow instrumentation products were flat year-over-year with modest growth in the water-focused end markets generally offsetting declines across the array of de-emphasized applications, globally.

Operating earnings increased 29% year-over-year, with operating profit margins reaching a record 19.5% in the third quarter of 2024, a 260-basis point improvement from the prior year’s 16.9%.

Gross margin dollars increased 15% year-over-year, and gross margin as a percent of sales was 40.2%, an increase of 110 basis points over the comparable prior year period. The gross margin improvement reflects the continued benefits of positive structural sales mix, including strong AMI and software-related sales, as well as ongoing price/cost benefit and solid operating execution.

SEA expenses in the third quarter of 2024 were $43.3 million, $2.0 million higher than the comparable prior year quarter with higher headcount and personnel-related costs. SEA as a percent of sales improved 140 basis points to 20.8% from 22.2% in the comparable prior year quarter as a result of the strong sales.

The tax rate for the third quarter of 2024 was 25.3% compared to 20.3% in the prior year comparable period which included a discrete favorable income tax benefit related to equity compensation transactions. As a result of the above, combined with increased interest income year-over-year, EPS was $1.08, an increase of 23% compared to $0.88 in the comparable prior year period.

Outlook

Bockhorst continued, “As we prepare to close out the year, we remain focused on capitalizing on the durable macro trends benefiting the water industry. By leveraging BlueEdge - our suite of tailorable end-to-end smart water offerings – our expanding customer base is realizing the efficiency, resiliency and sustainability benefits required to best meet their unique water resource management needs.

Taking into account our normalizing backlog, strong bid funnel and constructive order rates, we anticipate delivering high single-digit sales growth rates over the cycle, noting the prevailing unevenness common in the industry. We continue to strive for modest operating profit margin expansion year-over-year, driven by favorable structural sales mix, value-based price/cost management and SEA leverage.

Specific to the fourth quarter, similar to prior years we expect sequentially fewer total operating days given the holiday-shortened activity levels at our customers. Additionally, evolving hurricane recovery activities have the potential to delay Southeast U.S. utility projects in the near term.

Finally, we anticipate continued robust cash flow, with ample cash and credit availability, giving us the financial flexibility to execute our capital allocation priorities as reflected in the recent 26% annual dividend increase.”

Bockhorst concluded, “Our ongoing success is built on our steadfast culture of continuous improvement, enabling our team to execute for customers and drive outperformance for Badger Meter. I remain excited about our ability to deliver shareholder value while we preserve and protect the world’s most precious resource."

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s third quarter 2024 results today, Thursday October 17, 2024 at 10:00 AM Central / 11:00 AM Eastern time. The listen-only webcast and related presentation can be accessed via the Investor section of our website. Participants can register to take part in the call using this online registration link: https://www.netroadshow.com/events/login?show=e2388dc6&confId=71869

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$208,438	$186,193	$621,376	$521,152

Cost of sales	124,560	113,470	374,952	316,179

Gross margin	83,878	72,723	246,424	204,973

Selling, engineering and administration	43,255	41,301	127,711	119,003

Operating earnings	40,623	31,422	118,713	85,970

Interest income, net	(2,301)	(1,200)	(5,689)	(2,649)
Other pension and postretirement costs	13	32	37	97

Earnings before income taxes	42,911	32,590	124,365	88,522

Provision for income taxes	10,873	6,621	30,140	20,645

Net earnings	$32,038	$25,969	$94,225	$67,877

Earnings per share:

Basic	$1.09	$0.89	$3.21	$2.32

Diluted	$1.08	$0.88	$3.19	$2.30

Shares used in computation of earnings per share:

Basic	29,369,923	29,294,886	29,351,688	29,275,445

Diluted	29,547,928	29,473,374	29,524,993	29,448,475

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2024	2023
	(Unaudited)

Cash and cash equivalents	$258,955	$191,782
Receivables	93,427	83,507
Inventories	158,517	153,674
Other current assets	18,397	13,214
Total current assets	529,296	442,177

Net property, plant and equipment	73,279	73,878
Intangible assets, at cost less accumulated amortization	48,957	53,737
Other long-term assets	36,328	33,964
Goodwill	115,001	113,163
Total assets	$802,861	$716,919

Liabilities and Shareholders' Equity

Payables	$77,381	$81,807
Accrued compensation and employee benefits	29,756	29,871
Other current liabilities	22,026	20,270
Total current liabilities	129,163	131,948

Deferred income taxes	5,108	5,061
Long-term employee benefits and other	77,405	63,428
Shareholders' equity	591,185	516,482
Total liabilities and shareholders' equity	$802,861	$716,919

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$32,038	$25,969	$94,225	$67,877

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,589	2,662	8,330	8,100
Amortization	5,427	4,404	15,787	12,820
Deferred income taxes	-	(25)	-	(401)
Noncurrent employee benefits	9	(52)	(12)	(274)
Stock-based compensation expense	1,314	1,356	4,595	3,963
Changes in:
Receivables	13,403	(5,352)	(9,814)	(11,855)
Inventories	3,889	(3,875)	(3,367)	(27,628)
Payables	(18,581)	4,178	(5,242)	12,282
Prepaid expenses and other assets	717	(2,299)	(7,772)	(7,279)
Other liabilities	4,283	4,467	6,237	14,567
Total adjustments	13,050	5,464	8,742	4,295
Net cash provided by operations	45,088	31,433	102,967	72,172

Investing activities:
Property, plant and equipment expenditures	(3,132)	(3,014)	(8,149)	(9,949)
Acquisitions, net of cash acquired	-	-	(3,000)	(17,127)
Net cash used for investing activities	(3,132)	(3,014)	(11,149)	(27,076)

Financing activities:
Dividends paid	(9,986)	(7,917)	(25,862)	(21,134)
Proceeds from exercise of stock options	-	909	751	967
Net cash used for financing activities	(9,986)	(7,008)	(25,111)	(20,167)
Effect of foreign exchange rates on cash	773	(306)	466	(71)

Increase in cash and cash equivalents	32,743	21,105	67,173	24,858
Cash and cash equivalents - beginning of period	226,212	141,805	191,782	138,052

Cash and cash equivalents - end of period	$258,955	$162,910	$258,955	$162,910

Contacts

Karen Bauer

(414) 371-7276

kbauer@badgermeter.com